State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

EXPEDITE

Received AUG 25 2015 Utah Div. of Corp. & Comm. Code

AUG 25 '15 PM12:48

Entity Number: 72041850142

AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Converge Global, Inc.

2. The date the following amendment(s) was adopted: August 25, 2015

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

The authorized number of shares of Common Stock is hereby increased to 5,000,000,000 (Five Billion) shares and the authorized number of shares of Preferred Stock is hereby increased to 50,000,000 (Fifty Million) shares with a voting right of 100 to 1.

These Amendments were approved by the Board of Directors and a majority shareholder casting votes for 400,000,000 shares of common stock and 10,000,000 shares of preferred stock with a voting power of 100 to 1. In total, 1,400,000,000 votes of 1,893,842,485 available votes or 74% of available votes were cast in favour of the Amendments.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President

Date: August 25, 2015

Date: 08/25/2015
Receipt Number: 6117386
Amount Paid: $117.00

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 25 day of Aug 20 15
In this office of this Division and hereby issued This Certificate thereof.

Examiner [signature] Date 8-26-15

[signature]
Kathy Berg
Division Director

01/14